AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 2, 2015

REGISTRATION NO. 333-195350
REGISTRATION NO. 333-145030
REGISTRATION NO. 333-139736
REGISTRATION NO. 333-117973
REGISTRATION NO. 333-105946

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-195350
FORM S-8 REGISTRATION STATEMENT NO. 333-145030
FORM S-8 REGISTRATION STATEMENT NO. 333-139736
FORM S-8 REGISTRATION STATEMENT NO. 333-117973

POST EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-105946

UNDER THE SECURITIES ACT OF 1933

FIRST SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	58-2461486
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

FIRST SECURITY GROUP, INC. 2012 LONG-TERM INCENTIVE PLAN
FIRST SECURITY GROUP, INC. 2002 Long-Term Incentive Plan
FIRST SECURITY GROUP, INC. 401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN
SECOND AMENDED AND RESTATED 1999 LONG TERM INCENTIVE PLAN OF FIRST SECURITY GROUP, INC.
(Full title of the plan)

with a copy to:
Douglas L. Williams	Robert D. Klingler, Esq.
Chief Executive Officer	Bryan Cave LLP
3280 Peachtree Road NE, Suite 1600	One Atlantic Center, Fourteenth Floor
Atlanta, Georgia 30305	1201 West Peachtree Street, NW
(404) 995-6050	Atlanta, Georgia 30309-3488
(404) 572-6600
(Name and address of agent for service)
(Telephone number, including area code, of agent of service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐          Accelerated filer  ☒          Non-accelerated filer  ☐          Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by First Security Group, Inc., a Tennessee corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

1. Registration Statement No. 333-195350, filed on Form S-8 on April 17, 2014, which registered 6,250,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) under the First Security Group, Inc. 2012 Long-Term Incentive Plan.

2. Registration Statement No. 333-145030, filed on Form S-8 on August 1, 2007, which registered 75,000 shares (after adjustment for the one-for-ten reverse stock split effected on September 19, 2011 (the “Reverse Stock Split”)) of Common Stock under the First Security Group, Inc. 2002 Long-Term Incentive Plan.

3. Registration Statement No. 333-139736, filed on Form S-8 on December 29, 2006, which registered 50,000 shares (after adjustment for the Reverse Stock Split) of Common Stock under the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan.

4. Registration Statement No. 333-117973, filed on Form S-8 on August 6, 2004, which registered 40,000 shares (after adjustment for the Reverse Stock Split) of Common Stock under the First Security Group, Inc. 2002 Long-Term Incentive Plan.

5. Registration Statement No. 333-105946, filed on Form S-8 on June 9, 2003, as amended by the Post-Effective Amendment No. 1 filed on June 12, 2003, which registered 78,000 shares of Common Stock (after adjustment for the Reverse Stock Split) under the Second Amended and Restated 1999 Long Term Incentive Plan of First Security Group, Inc. and 24,000 shares of Common Stock (after adjustment for the Reverse Stock Split) under the First Security Group, Inc. 2002 Long-Term Incentive Plan.

On March 25, 2015, the Company entered into an Agreement and Plan of Merger (as amended on June 8, 2015, the “Agreement”) with Atlantic Capital Bancshares, Inc., a Georgia corporation (“Atlantic Capital”). On October 31, 2015, pursuant to the terms of the Agreement, the Company was merged with and into Atlantic Capital (the “Merger”), with Atlantic Capital surviving the Merger.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements, the Company removes from registration, by means of this Post-Effective Amendment, any and all of the Company’s securities that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statements as of the effective time of the Merger. The Company is filing this Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on March 27, 2015 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 2, 2015.

ATLANTIC CAPITAL BANCSHARES, INC.
(as successor to First Security Group, Inc.)

By:	/s/ Patrick T. Oakes
Name:	Patrick T. Oakes
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

NOTE: Pursuant to and in reliance on Rule 478 of the Securities Act of 1933, no other person is required to sign this post-effective amendment to the Registration Statements.